Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-54378 and 333-128232 on Forms S-8 and Registration Statement Nos. 333-101957 and 333-128231 on Forms S-3 of our reports dated March 16, 2006, relating to the consolidated financial statements and financial statement schedule of Regeneration Technologies, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Regeneration Technologies, Inc. and subsidiaries for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Orlando, Florida

March 16, 2006